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                                                                    Exhibit 9.1


                             VOTING TRUST AGREEMENT


         AGREEMENT made as the 4th day of September, 1996, by and between PATRICK DEPAOLO, SR. ("DePaolo"), an individual currently residing at 300 Argyle Road, Cheshire, CT and MANTIS PARTNERS III, L.P.("Mantis"), an individual with offices at 250 Park Avenues 12th Floor, New York, New York 10177.
                              W I T N E S S E T H:

         WHEREAS, Mantis owns indirectly though Mantis V. L.L.C. 95,000 shares of Common Stock of Discas, Inc., a Delaware corporation (the "Voting Stock") and desires to vest the voting rights with respect to the Voting Stock in DePaolo, as Trustee, in the manner and upon the terms and conditions set forth in this Agreement; and

         WHEREAS, Mantis and Mantis Partners IV, L.P. are the founding members of Mantis V, L.L.C., responsible for conducting the affairs of Mantis V, L.L.C., and consequently along with Mantis Partners IV, L.P., Mantis is in a position to exercise voting control over the Voting Stock, whether held by Mantis V, L.L.C. or Mantis.

         NOW, THEREFORE, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

         APPOINTMENT OF TRUSTEE. Mantis hereby irrevocably appoints

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DePaolo as trustee for purposes of this Agreement, and DePaolo hereby accepts such appointment and trusts created herein. During the term of this Agreement, DePaolo shall be entitled to exercise all voting rights of every kind and nature, including the right to vote in person or by proxy, or execute and deliver written shareholder consents, in any respect, in and to any shares of Voting Stock. Mantis or its assigns shall be entitled to receive payments of all dividends, including pro rata distributions of additional voting shares of the Company by way of stock dividends or partial liquidations, if any, declared by the Company with respect to the shares of Voting Stock. Any such share distributions shall be subject to the terms of this Agreement.

         1. LEGEND ON VOTING STOCK CERTIFICATES. The certificates representing the Voting Stock shall bear a legend to reflect the existence of this Agreement.

         2. TERM OF AGREEMENT. This Agreement shall be effective and remain in force among the parties hereto for a term which shall commence on the date hereof and shall end upon the earlier of five years from the date hereof or the date on which Mantis sells or otherwise disposes of the Voting Shares to a non-affiliated person or entity.

         3. TERMINATION OF VOTING TRUST AGREEMENT. Upon the termination of this Agreement, the certificates representing the Voting Stock shall be delivered to the Company and new certificates reissued without a legend referencing this Agreement.

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         4. DUTY OF CARE. In voting on all matters which may come before any meeting of shareholders, DePaolo shall exercise his best judgment, but it is understood that DePaolo will incur no responsibility or liability to Mantis by reason of any error of law or by any matter or thing done or omitted under this Agreement.

         5. TRANSFERS AND RIGHT OF FIRST REFUSAL. Mantis shall not be prohibited from transferring, pledging, selling or otherwise disposing of the Voting Stock. However, at the time of any transfer of Voting Stock to an affiliate, the Holders shall cause the affiliate to deliver to DePaolo a Voting Trust Agreement covering the subject shares of Voting Stock in form substantially identical to this Agreement. An affiliate shall be defined as any family members of Alan Milton and any corporation or other entity owned or controlled by Alan Milton, either directly or indirectly. In the case of Voting Stock pledged by the holder, or in other transactions where beneficial ownership of the shares is retained by Mantis, DePaolo shall continue to exercise his right with respect to such shares in accordance with the terms of this Agreement. During the term of this Agreement Mantis shall give DePaolo no less than three (3) business days notice of its intention to sell any Voting Stock and DePaolo shall have the right to purchase the Shares proposed to be sold on the identical terms and conditions as those proposed for a period of three (3) business days after sending of such notice (time being of the essence); provided however, this right shall not apply to any sales made by Mantis pursuant to Rule 144 or similar securities rules or

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regulations.

         6. GENERAL PROVISIONS.

            (a) All of the covenants and agreements contained in this Agreement shall be binding upon, and enure to the benefit of, the respective parties and their successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

            (b) This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of Delaware.

            (c) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

            (d) If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respect to be valid and enforceable.

            (e) Each of the parties confirms that damages at law may be an inadequate remedy for any breach or threatened breach of this Agreement and agrees that, in the event of a breach or a threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy. Nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise which any party aggrieved has against the

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other for breach or threatened breach of any provision hereof, it being the intention of this paragraph to make clear the agreement of the parties that the respective rights and obligations of each of them hereunder shall be enforceable in equity as well as at law or otherwise.


         IN WITNESS WHEREOF, each of the parties have hereunto set their respective hands as of the date first above written.


                                            /S/ ALAN MILTON
                                            ----------------------------------
                                            MANTIS PARTNERS III, L.P.
                                            BY ALAN MILTON, ITS GENERAL
                                            PARTNER




                                            /S/ PATRICK A. DEPAOLO, SR.
                                            ----------------------------------
                                            PATRICK DEPAOLO, SR.

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